SIXTH AMENDMENT

to

FUND ACCOUNTING Agreement

Between

F/m FUNDS TRUST

and

Ultimus Fund Solutions, LLC

This Sixth Amendment (this “Amendment”) amends and revises the Fund Accounting Agreement, dated August 16, 2012, as last amended January 18, 2022 (collectively, the “Agreement”), between F/m FUNDS TRUST (f/k/a The First Western Funds Trust) (the “Trust”), an Ohio business trust and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively, the “Parties”). Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties agree to amend Section 6 of the Agreement as set forth below:

1.	The first sentence of Section 6 of the Agreement is deleted and amended to read as set forth below:

“The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of four years from August 2, 2021”.

The parties duly executed this Amendment as of July 1, 2022.

	F/m Funds Trust		Ultimus Fund Solutions, LLC
By:	/s/ Matthew Swendiman	By:	/s/ David James
Name:	Matthew A. Swendiman	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer

1